EXHIBIT 10.3

AGREEMENT TO LOCATE ARTIFACTS

This AGREEMENT TO LOCATE ARTIFACTS (the "Agreement") dated January 17, 2013 (the "Effective Date"), is entered into by and between Seafarer Exploration, Corp. and its subsidiaries and affiliates (collectively referred to herein as "Seafarer" or the "Company") with its chief executive offices located at 14497 North Dale Mabry Highway, Suite 209-N, Tampa. Florida, 33618 and Aqua Survey, Inc. ("Aqua Survey") with a mailing address of 469 Point Breeze Rd Flemington, NJ 08822.

WHEREAS, Aqua Survey and Seafarer mutually desire that Aqua Survey will attempt to locate previously undiscovered and undocumented non-ferrous artifacts on behalf of Seafarer.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, Aqua Survey and Seafarer hereby agree as follows:

1.	Term .The term ("Term') of this Agreement shall commence on the Effective Date and be in full force and effect until April 24, 2013 (the "Termination Date") unless terminated according to Paragraph 9.

2.
Services. Aqua Survey agrees to use it's hest efforts to locate non-ferrous artifacts utilizing its electromagnetic survey technology on behalf of Seafarer (the "Services"). Aqua Survey agrees to provide all equipment and accessories necessary for the performance of the Services. Aqua Survey acknowledges and agrees their status during the performance of this Agreement shall be that of an independent contractor. Aqua Survey represents and warrants to Seafarer that he possesses the skill. experience, diver certifications, licenses (if required by applicable law) of the venues where Aqua Survey will be performing the Services, and equipment necessary to perform the Services contemplated by this Agreement. Aqua Survey agrees to perform the Services with reasonable care and diligence and in compliance with applicable local, state and federal laws, rules, and regulations. Aqua Survey agrees to indemnify and forever hold harmless Seafarer against any expense, costs or payments of any kind. Seafarer has all appropriate permits to do the survey work and agrees to provide a copy of such permit to Aqua Survey. Seafarer, at its earliest convenience, will dig and identify Aqua Survey's targets.

3.
Recovery Fee. Seafarer will pay Aqua Survey a fee of 400,000 shares of its restricted common stock, divided per the following: Two hundred thousand shares upon execution of this agreement and two hundred thousand shares upon confirmation of any non-ferrous artifacts. In order for Aqua Survey to be eligible to receive the Fee all of the following conditions must be met:

a)	Aqua Survey must provide Seafarer with the coordinates of the non-ferrous artifacts that it locates;

4.	Expenses. Aqua Survey shall be solely responsible for all of his own expenses in conjunction with providing the Services under this Agreement.

5.
Ownership of Media Rights. Aqua Survey agrees that all ancillary media rights, including but not limited to: publicity, movies, video, television, literary, and replica rights with respect to any shipwreck located by Aqua Survey under this Agreement will be the exclusive property of Seafarer. Upon successful discovery of non-ferrous artifacts, Seafarer will announce publicly at their expense, the results and endorse Aqua Survey, and such information will be shared equally.

6.	Confidentiality and Non-Djsclosure.

a)
Aqua Survey agrees that it will hold in confidence and not disclose to any third parties any material non-public information received from Seafarer, except as approved in writing by the CEO of Seafarer.

b)
Aqua Survey agrees it will use the non-public information that it receives from Seafarer for lawful purposes only and Aqua Survey is aware of and will obey all securities laws pertaining to insider trading. Aqua Survey will not directly or indirectly communicate or post, or cause any third party to communicate or post, in any public forum including but not limited to print media, radio, television, or Internet websites any of the Confidential Information or any derogatory, negative or defamatory comments about Seafarer or any of Seafarer's past or present officers, directors, agents, or representatives.

7.	Compliance with Archeological Gudelines. Aqua Survey agrees to comply with the FloridaArcheological Guidelines while performing the Services.

8
Termination. This Agreement may be terminated at any time by mutual written consent of Aqua Survey and Seafarer. Upon termination of this Agreement, the provisions of this Agreement which by their nature have continuing effect shall survive in effect and continue in effect and shall inure to the benefit of and be binding upon the parties, their legal representatives, successors, heirs and assigns.

9.
Authority. Aqua Survey shall not have any right, power, or authority to create any obligation, express or implied, or make any representations on behalf of Seafarer except as Aqua Survey may he expressly authorized by Seafarer in advance in a writing by Seafarer and then only to the extent of such authorization.

10.
Independent Contractor. At all times during the Term of this Agreement Aqua Survey is acting as an independent contractor and is not an officer, employee, partner, or authorized agent of Seafarer. As an independent contractor Aqua Survey will retain sole and exclusive control of the manner in which these Services are to be performed. As an independent contractor no taxes will be withheld from Aqua Survey's Fee by Seafarer. Aqua Survey will be solely responsible for any and all state, local and/or federal tax obligations. Aqua Survey agrees to hold Seafarer harmless for any expenses, liabilities or obligations of any type concerning taxes or insurance. This Agreement does not create an employer-employee relationship, partnership, joint venture, agency or other such relationship between Seafarer and Aqua Survey.

11.
Notices. Any notices required or permitted to be given hereirader shall be in writing or emailed or shall he mailed or otherwise delivered in person at the addre$s of such Party set forth above or to  such other address, as the Party shall have furnished in writing to the other Party.

12.
No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

13.
Partial invalidity. If any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

14.	Headings. The headings used in this Agreement are for reference purposes only and shall not be deemed a substantive part of this Agreement.

15.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County, Tampa, Florida.

16.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

Agreed  to and Accepted;

Ken Hayes

By:/s/ Ken Hayes

Ken Hayes
President
Aqua Survey, Inc.

By:/s/ Kyle Kennedy

Name: Kyle Kennedy
Title: Chief Executive Office
Seafarer Exploration Corp.